Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated August 6, 2026, pertaining to the Novavax, Inc. Amended and Restated 2015 Stock Incentive Plan and the Novavax, Inc. Amended and Restated 2013 Employee Stock Purchase Plan of our reports dated February 26, 2026, with respect to the consolidated financial statements of Novavax, Inc. and the effectiveness of internal control over financial reporting of Novavax, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

August 6, 2026